Exhibit 99.1
Triple-S Management to Initiate Process to Promote
An Initial Public Offering
SAN JUAN, Puerto Rico. January 13, 2006 — Triple-S Management Corporation (“TSM” or the “Corporation”) has authorized and directed management to initiate the process of promoting an initial public offering for the Corporation.
“We need to continue with the Corporation’s development based on our strategy of diversification,” said Ramón M. Ruiz, President and Chief Executive Officer of the Corporation. “This is the next logical step in the development of TSM,” he explained. “The initial public offering would increase the Corporation’s capital, which would allow us to offer new products and services to benefit our consumers,” said Ruiz.
TSM is the holding company of the entities that make up the Triple-S Group. The Triple-S Group includes a health insurance company, Triple-S, Inc.; an independent licensee of the Blue Cross/Blue Shield Association; Seguros de Vida Triple-S, Inc., a life insurance company; the property and casualty insurance subsidiary, Seguros Triple-S, Inc.; Triple-C, Inc., the company that administers the Puerto Rico Health Reform program for Triple-S, Inc. and certain health services for other companies in Puerto Rico; and the insurance agency Signature Insurance Agency, Inc. In addition, TSM is the holding company of Interactive Systems, Inc., which provides technological applications and solutions for all of TSM’s subsidiaries.
This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
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